Exhibit 99.1

Silver Dragon’s Sino-Top Joint Venture Receives Annual Performance Award from Shengda Group

BEIJING, March 29, 2011 – Silver Dragon Resources Inc. (OTCBB: SDRG) (“the Company”) is pleased to announce that its 40% equity owned joint venture Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top'') has won an annual performance award from its Chinese parent company, Gansu Shengda Group Ltd. (“Shengda”), for its outstanding achievements in exploration in 2010.

Sino-Top’s exploration operations in 2010 were focused on two of its properties: Dadi (see press release dated February 23, 2011) and Laopandao (see press release dated February 1, 2011). A total of 12,714 meters of drilling (30 holes) and 2,218 meters of tunneling were completed on both properties. In addition to the resources disclosed in the company’s NI 43-101 report on Dadi (see press release dated February 9, 2010), the exploration and assaying for the 2010 exploration season has proven up (Chinese standards 332+333) resources of 3,375,000 tonnes of ore, containing 358 tonnes (11.2 million oz.) of silver, 42,621 tonnes of lead, 60,240 tonnes of zinc and 2,490 tonnes of cadmium at Dadi and 3,939,004 million tonnes of ore, containing 127 tonnes (4 million oz.) silver, 14,381 tonnes tin and 6,043 tonnes copper at Laopandao.

The Company has retained Southampton Associates to revise its NI 43-101 report for Dadi and prepare an initial NI 43-101 report for Laopandao in Q2 2011.

“We are very satisfied with the performance of Sino-Top in 2010,” commented Mr. Mantang Zhao, chairman and chief executive of Shengda, who also serves as chairman of the board of Sino-Top. “We look forward to further significant achievements this year as Sino-Top transitions from the exploration stage to the mining stage, while further exploring the potentials of all of its properties.”

About Shengda
Gansu Shengda Group Ltd. (“Shengda”), established in 1992, is the largest privately-owned enterprise in China’s Gansu province. It has been one of the 500 largest privately-owned Chinese enterprises since 2001, ranking 189th in 2010. Shengda is a Lanzhou city, Gansu province-based conglomerate, whose operations include mining, financing, medical technology, real estate, hotel and travel, and market mall over 10 provinces or regions in China. Shengda boasts over 3,000 employees and 25 subsidiaries, one of which is listed in China’s Shenzhen stock exchange.

Shengda currently owns eight producing mines, including a major interest in Bairendaba, and over 20 exploration properties, mostly in northern China. Bairendaba is a supersized Ag-Pb-Zn mine with proven reserves of over 4,000 tonnes of silver and 1.5 million tonnes of lead and zinc, and a milling capacity of over 1 million tonnes of ore per year. Shengda is the operator and the largest shareholder of Bairendaba with a 42% ownership interest. Bairendaba is adjacent to the Erbahuo Silver District, where all of Sino-Top’s properties are located (see project location map on Silver Dragon’s homepage).

About Sino-Top – China Mining 2009 Award Winner:
Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top'') was originally incorporated in 2003 as a Chinese company wholly-owned by Huaguan Industrial Corp. (“HIC''), a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired Sino-Top in 2006, and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners. The Chinese side partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively together own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2. Sino-Top won the prestigious Prospector/Explorer of the Year Award for its Dadi Silver Polymetallic Project, at the China Mining Congress & Expo 2009 held in Tianjin, China, during October 20-22, 2009.

About Silver Dragon Resources Inc.:
Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing, its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Laopandao and Dadi Silver Project, outcome and timing for the completion of further assays and metal amounts in partial assay results, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur.

Information inferred from the interpretation of assay results and information concerning mineralization zones may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to future assay results, delays in testing and evaluation of assays, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com